Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124977 on Form S-1, as amended, of our report dated December 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s application of AICPA Statement of Position, 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE, and an explanatory paragraph regarding the Company’s change in its inventory costing method for domestic inventories), relating to the consolidated financial statements of Haynes International, Inc. appearing in the Annual Report on Form 10-K of Haynes International, Inc. for the year ended September 30, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

December 16, 2005